Exhibit 3.03

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

EXPEDITION LEASING, INC.

EXPEDITION LEASING, a Florida corporation (the “Corporation”) does hereby certify as follows:

1. The original Articles of Incorporation of the Corporation were filed with the Florida Secretary of State on May 12, 2004, and its document number with the State of Florida is P04000077108.

2. The Articles of Incorporation of the Corporation are amended and restated in their entirety to read as follows:

“ARTICLE I

CORPORATE NAME AND PRINCIPAL OFFICE

The name of this corporation is EXPEDITION LEASING, INC. (the “Corporation”) and its principal office and mailing address is 23110 SR 54, Suite 346, Lutz, Florida 33549.

ARTICLE II

COMMENCEMENT OF CORPORATE EXISTENCE

The effective date for this Corporation shall be May 12, 2004.

ARTICLE III

GENERAL NATURE OF BUSINESS

The Corporation may transact any lawful business for which corporations may be incorporated under Florida law.

ARTICLE IV

CAPITAL STOCK

The maximum number of shares of stock that this Corporation is authorized to have outstanding at any one time is 150,000,000 shares. Of such shares, 100,000,000 shares shall be common stock having a par value of $.00001 per share. The remaining shares, 50,000,000 shares, shall be shares of preferred stock, with a par value $.01 per share. The preferred stock may be issued from time to time by authorization of the Board of Directors of this Corporation with such rights, designations, preferences and other terms as the Board of Directors shall determine from time to time.

ARTICLE V

REGISTERED OFFICE AND AGENT

The street address of the registered office of the Corporation shall be 220 S. Franklin Street, Tampa, Florida 33602, and the initial registered agent of the Corporation at such address is John N. Giordano.

ARTICLE VI

INCORPORATOR

The name and address of the Corporation’s incorporator is Edwin A. McGusty, 23110 SR 54, Suite 346, Lutz, Florida 33549.

ARTICLE VII

BY-LAWS

The power to adopt, alter, amend or repeal by-laws of this Corporation shall be vested in its shareholders and separately in its Board of Directors, as prescribed by the by-laws of the Corporation.

ARTICLE VIII

INDEMNIFICATION

If the criteria set forth in §607.0850(1) or (2), Florida Statutes, as then in effect, have been met, then the Corporation shall indemnify any director, officer, employee or agent thereof, whether current or former, together with his or her personal representatives, devisees or heirs, in the manner and to the extent contemplated by §607.0850, as then in effect, or by any successor law thereto.”

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

3. The foregoing amendment and restatement, having been adopted as of April 21, 2006, shall become effective as of the close of business on the date these Articles of Amendment and Restatement are approved by the Florida Department of State and all filing fees then due have been paid, all in accordance with the corporation laws of the State of Florida.

4. The amendment recited in Section 2. above has been approved in accordance with the requirements of §607.1003, Florida Statutes, the Corporation’s board of directors having adopted the same and recommended passage to its shareholders and the holders of all shares of the Corporation’s issued and outstanding voting stock having undertaken written action in favor of the amendment in the manner authorized by Section 607.0704, Florida Statutes, such action being sufficient for approval.

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be prepared under the signature of the President this 21st day of April, 2006.

EXPEDITION LEASING, INC.

By:	/s/ Jerry Keller
Jerry Keller, President

3